Exhibit 99.1

GREGORY S. TAMKIN

(303) 629-3438

tamkin.greg@dorsey.com

August 25, 2020

Via E-mail:

Brian Schall

The Schall Law Firm

1880 Century Park East, Suite 404

Los Angeles, California 90067

(310)-301-3335

brian@schallfirm.com

Re:	GrowGeneration Corp.

Dear Mr. Schall:

Dorsey & Whitney LLP represents GrowGeneration Corp. (“GrowGen”). I am contacting you in connection with the defamatory postings your firm, The Schall Law Firm (“Schall”), paid to post concerning GrowGen on the AccessWire on or about August 23, 2020. The information posted, including the information posted to your website, has created the false impression of wrongful conduct by GrowGen, its officers and directors. GrowGen has and continues to suffer harm as a result of your actions. Demand is hereby made to retract the information posted, to take all steps necessary to remove the content from the Internet, and to cease and desist from publishing further defamatory information about GrowGen or any of its officers and directors.

Based on our research, Schall has created numerous “SHAREHOLDER ACTION NOTICES”, “INVESTIGATION ALERTS”, and “IMPORTANT INVESTOR ALERTS” and posted them on AccessWire, asserting that it is investigating potential securities violations and fraud claims involving numerous companies to date. Some examples posted on your website as of August 24, 2020 include GrowGen, Blink Charging Co., Genius Brands International, Inc., Qutoutiao, Inc., Alteryx, Inc., and several others. This content, disguised as a “press release,” has then been picked up and re-posted on various financial sites. In other words, Schall by intentionally titling this content as a “press release”, intended and has knowledge that its postings will be re-posted on nationally known websites associated with following the performance of publicly traded companies.

On or about August 23rd, Schall posted a similar generic “SHAREHOLDER ACTION NOTICE” on AccessWire regarding GrowGen, stating that its “investigation focuses on whether [GrowGen] issued false and/or misleading statements and/or failed to disclose information pertinent to its investors.” A similar post, this time titled “IMPORTANT INVESTOR ALERT”, was made on or about August 24th. As with Schall’s prior posts, the content was picked up by at least half a dozen sites, including Business Wire, AP News, Yahoo!, Market Watch, The Wall Street Journal, and so on. Each of these sites posted the “SHAREHOLDER ACTION NOTICE” and/or “INVESTOR ALERTS”. This conduct and the statements made were defamatory.

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Mr. Brian Schall

August 25, 2020

As you should be aware, in California, defamation is actionable when a false and unprivileged communication is published without authorization and causes injury or constitutes defamation per se. Barnes-Hind, Inc. v. Superior Court, 181 Cal. App. 3d 377, 387 (Cal. App. 1986). A corporation can be libeled by statements which injure its business reputation. Id. at 382 (citations omitted). While Schall may argue that its publication on AccessWire of an alleged investigation by Schall into GrowGen’s “false and/or misleading statements and/or fail[ure] to disclose information pertinent to its investors” is a protected expression of opinion, rather than fact, it is clear that the statement is, at a minimum, considered a mixed opinion actionable under California law. Indeed, when a statement “is made which is based upon facts regarding the plaintiff or his conduct that have not been stated in the article or assumed to exist by the parties to the communication,” and the statement “implies that a concealed or undisclosed set of defamatory facts would confirm his opinion,” the communicator is subject to liability. Krinsky v. Doe 6, 159 Cal. App. 4th 1154, 1175 (Cal. App. 2008). “The court considers all of the circumstances surrounding the statement, including the medium by which the statement is disseminated and the audience to which it is published.” Id. (quoting Hoch v. Rissman, Weisberg, Barrett, 742 So.2d 451, 460 (Fla. Dist. Ct. App. 1999)).

Schall’s posting did not then recite any facts supporting the alleged fraud or misrepresentations committed by GrowGen, but implied that the allegations were based upon facts undisclosed to the recipient of the statement. The only disclosed information was an alleged summary of a report by Hindenburg Research. However, the Hindenburg report (i) did not recite any facts concerning false and/or misleading statements and/or failure by GrowGen to disclose information pertinent to its investors; or (ii) indicate that management or the company had committed any fraudulent conduct. In any event, the posting referenced an August 20th publication of the report, when in fact, the report was supposedly disseminated on August 21st. This raises concerns about whether Schall had previous knowledge of the report.

Finally, the “SHAREHOLDER ACTION NOTICE” explains that “[t]he class in this case has not yet been certified” and invites shareholders “who suffered a loss” to “click here to participate”, when in fact, there is no existing lawsuit and nothing to join or participate. The fact that Schall has indicated that a lawsuit exists is false and misleading. See e.g. Kahn v. Bower, 232 Cal. App. 3d 1599, 1607 (Cal. App. 1991) (falsity is shown when “fact finder could conclude that the published statements imply a provable false factual assertion”).

Mr. Brian Schall

August 25, 2020

In this case, the harm has been caused in both California and GrowGen’s principal place of business and state of incorporation, Colorado. The law set forth above is generally the same in Colorado. See Sall v. Barber, 782 P.2d 1216, 1219 (Colo. App. 1989) (opinion actionable “if it implies the allegation of undisclosed defamatory facts as the basis for the opinion” and “[w]hen a statement of opinion is actionable, the action arises not from the opinion itself, but rather from ‘the false assertion, implied or explicit, that the speaker is privy to certain facts, unknown to this general audience, which are supportive of the opinion and detrimental to the person about whom the opinion is expressed”); Reddick v. Craig, 719 P.2d 340, 344 (Colo. App. 1985) (recognizing that “an opinion which implies the existence of undisclosed false facts is not permitted” and that “[o]pinions may lose their constitutional protection when ‘the average reader or listener or viewer perceived the comment as essentially assertion of fact, in light of the relative specificity of the language used and the relative insufficiency of the connection of such language to supporting fact”); Burns v. McGraw-Hill Broadcasting Co., 659 P.2d 1351, 1360 (Colo. 1983) (“Even if the statement could be characterized as an opinion, it will support a defamation action if the language is defamatory and the underlying defamatory facts which provide a basis for the opinion are false and are not disclosed in the context of the broadcast.”). Under either jurisdiction, Schall’s statement is actionable as defamatory.

Schall has intentionally and recklessly caused significant and irreparable harm to GrowGen, its officers and directors by publishing defamatory statements. GrowGen hereby demands that Schall immediately retract and take all other action necessary to remove its defamatory postings concerning GrowGen on AccessWire and elsewhere. We expect confirmation that such steps have been completed within three (3) days of this letter. Our client reserves all rights.

Sincerely,

/s/ Gregory S. Tamkin
Gregory S. Tamkin